Exhibit 10.18

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is made this 20th day of September, 2013 (the “Effective Date”), by and between Aerie Pharmaceuticals, Inc., a Delaware corporation with principal executive offices at 135 US Highway 206, Suite 9, Bedminster, NJ 07921 (the “Company”), and Vicente Anido, Jr., Ph.D., residing at 1621 Bayside Dr., Corona del Mar, CA 92625 (the “Executive”).

W I T N E S S E T H:

WHEREAS, Executive currently serves as the Chairman of the Board of Directors of the Company;

WHEREAS, Executive was appointed as Chief Executive Officer of the Company effective July 25, 2013; and

WHEREAS, the Company and the Executive desire to formalize the terms and conditions of Executive’s employment as Chief Executive Officer.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

1. Employment. The Company agrees to employ Executive, and Executive agrees to be employed by the Company, upon the terms and subject to the conditions of this Agreement.

2. Term. Executive’s employment by the Company commenced on July 25, 2013 (the “Start Date”) and shall continue for a period of four (4) years from the Effective Date unless terminated earlier as set forth in Section 9 below (the “Term”).

3. Duties; Place of Performance; Etc.

(a) Executive shall serve as Chairman and Chief Executive Officer of the Company and shall report to the Board of Directors of the Company (the “Board”). Subject to the direction of the Board, Executive shall have such powers and perform such duties as are customarily performed by the Chief Executive Officer of a similarly situated company including, without limitation, using his reasonable best efforts:

(i) to lead, in conjunction with the Board, the development of the Company’s strategy;

(ii) to lead and oversee the implementation of the Company’s long and short term plans in accordance with its strategy;

(iii) to ensure the Company is appropriately organized and staffed and to have the authority to hire and terminate staff as necessary to enable it to achieve the approved strategy;

(iv) to ensure that expenditures of the Company are within the authorized annual budget of the Company;

(v) to assess the principal risks of the Company and to ensure that these risks are being monitored and managed;

(vi) to ensure effective internal controls and management information systems are in place;

(vii) to ensure that the Company has appropriate systems to enable it to conduct its activities both lawfully and ethically;

(viii) to ensure that the Company maintains high standards of corporate citizenship and social responsibility wherever it does business;

(ix) to communicate effectively with shareholders, employees, Government authorities, other stakeholders and the public;

(x) to keep abreast of all material undertakings and activities of the Company and all material external factors affecting the Company and to ensure that processes and systems are in place to ensure that the management of the Company is adequately informed;

(xi) to ensure that the Directors are properly informed and that sufficient information is provided to the Board to enable the Directors to form appropriate judgments;

(xii) to ensure the integrity of all public disclosure by the Company;

(xiii) to develop Board agendas;

(xiv) to request that special meetings of the Board be called when appropriate;

(xv) to determine the date, time and location of the annual meeting of shareholders and to develop the agenda for the meeting;

(xvi) to sit on committees of the Board where appropriate as determined by the Board; and

(xvii) to abide by specific internally established control systems and authorities;

(xviii) to lead by personal example and encourage all employees to conduct their activities in accordance with all applicable laws and the Company’s standards and policies.

(b) Executive shall also have such other powers and duties as may be from time to time directed by the Board, provided that the nature of Executive’s powers and duties so prescribed shall not be inconsistent with Executive’s position and duties herein.

(c) Executive shall devote substantially all of his business time, attention and energies to the business and affairs of the Company and shall use his best efforts to advance the interests of the Company and shall not during the Term be actively engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, which will interfere with the performance by Executive of his duties hereunder or Executive’s availability to perform such duties or that will adversely affect, or negatively reflect upon, the Company. Notwithstanding the foregoing, the Executive may continue to be involved in other business ventures as set forth on Schedule A, attached hereto and made a part hereof. Following execution of this Agreement, should Executive desire to become engaged as a consultant, owner, director officer or advisor of any other venture, Executive must first obtain the prior written consent of the Board, which consent may be withheld in the Board’s sole discretion.

(d) The duties to be performed by Executive hereunder shall be performed primarily at the various offices of the Company or such other place as the Board may authorize; provided, however, that Executive understands that his duties will require periodic travel, which may be substantial at times. The Company understands and agrees that Executive will not be required to relocate from his current primary residence.

4. Compensation. As full compensation for the performance by Executive of his duties under this Agreement, the Company shall pay Executive as follows:

(a) Base Salary. Executive’s initial base salary (the “Base Salary”) shall be Four Hundred Seventy Five Thousand Dollars ($475,000.00) per annum, payable in accordance with the Company’s normal payroll practices. Executive’s Base Salary may be increased at the discretion of the Board but may not be decreased by the Board except as a proportional reduction, as to the salaries of all other officers of the Company at the level of Vice President and above as part of an overall reduction in salaries decided by the Board in good faith as being in the best interests of the Company and its stockholders, and will only be so reduced during such time as all such other executive officer salaries remain so reduced.

(b) Performance Bonus.

(i) During the Term, Executive shall be eligible to receive an annual cash performance bonus (the “Performance Bonus”). The amount of such Performance Bonus shall be determined by the Board and based on the achievement of specific objectives to be established by the Board, or a designated committee thereof, on an annual basis (the “Performance Goals”) which amount may be up to fifty percent (50%) of Executive’s then current Base Salary in the event of achievement of the Performance Goals. Executive’s 2013 Performance Bonus will be calculated on a pro rata basis from the Start Date

(ii) The Performance Goals for 2013, which have been previously established by the Executive and the Company, shall govern Executive’s Performance Bonus for 2013. Thereafter, during the Term of this Agreement, Executive and the compensation committee shall meet no later than December 1st of each year to mutually determine Executive’s performance objectives for the subsequent calendar year. If Executive and the Board do not agree upon such objectives for the relevant year within such a 30-day period, despite mutual good faith efforts to do so, then the objectives will be determined in the good faith discretion by the Board no later than January 15th and will be communicated promptly to Executive in writing after being so determined and will be deemed to have been accepted by Executive.

(iii) Any Performance Bonus payable to Executive pursuant to this Section 4(b) shall be paid to Executive on or before March 31st of the subsequent calendar year.

(c) Withholding. The Company shall withhold all applicable federal, state and local taxes and social security and such other amounts as may be required by law from all amounts payable to Executive under this Section 4.

5. Options.

(a) Executive has previously been granted an option to purchase 619,305 shares of common stock of the Company in connection with his appointment as Chairman of the

Board of Directors (the “Board Options”), which Board Options are evidenced by that certain option agreement between the Company and Executive dated March 21, 2013. The Board Options shall continue to vest in accordance with the terms of such option agreement so long as Executive continues to serve on the Board of the Company

(b) Executive will be granted an option (the “Initial Option”) pursuant to the Company’s Stock Option Plan (the “Plan”) to purchase 4,612,341 shares of common stock of the Company (the “Initial Option Shares”). The exercise price per share of Executive’s Initial Option will be equal to the fair market value per share of the Company’s common stock as of the date that such Initial Option is granted by the Board. Such Initial Option shall vest and become exercisable over a 48 month period, as follows:

(i) On the first anniversary of the Start Date (the “Initial Vesting Date”), 1,153,086 Initial Option Shares shall vest and become exercisable; and

(ii) Thereafter, the balance of the Initial Option Shares shall vest and become exercisable on in thirty-six (36) equal monthly installments on each consecutive monthly anniversary of the Initial Vesting Date.

The vesting of the Initial Option on the Initial Vesting Date and each monthly date thereafter is subject to Executive’s being employed by the Company on each such date.

(c) Additional Option Grants. During the Term hereof, Executive will be eligible to receive additional stock options, restricted stock grants or other equity incentive awards under or outside of the Plan and under any successor equity incentive plans of the Company, as the Board in its sole discretion determines to be appropriate.

(d) Expenses. The Company shall reimburse Executive for all normal, usual and necessary expenses incurred by Executive in furtherance of the business and affairs of the Company, including reasonable travel and entertainment, upon timely receipt by the Company of appropriate vouchers or other proof of Executive’s expenditures and otherwise in accordance with any expense reimbursement policy as may from time to time be adopted by the Company.

(e) Insurance. At all times while Executive is serving as an officer and/or director of the Company, the Company will procure and maintain directors and officers liability insurance in amounts and durations determined by the Board. Such insurance shall designation Executive as a named insured and shall provide Executive with the same rights and benefits as are accorded to the most favorably insured of the Company’s officers and directors.

(f) Executive Benefits. Executive will receive the Company’s standard employee benefits package (including health and disability insurance paid by the Company, participation in the Company’s 401(k) plan subject to the terms and conditions thereof) as such package and policies are in effect from time to time, and as such benefits package may be adjusted by the Board in good faith during the Term hereof, as applicable to all employees, which benefits package can be increased, but cannot be decreased unless such decrease is effected in connection with, and is proportional to, an overall reduction in the relevant benefits to all executive officers, and will only be so reduced during such time as all such other relevant executive officer benefits remain so reduced.

(g) Vacation. Executive shall be entitled to four (4) weeks of paid vacation per annum, in addition to nationally recognized holidays.

6. Confidential Information and Inventions.

(a) Executive recognizes and acknowledges that in the course of his duties he is likely to receive confidential or proprietary information owned by the Company, its affiliates or third parties with whom the Company or any such affiliates has an obligation of confidentiality. Accordingly, during and after the Term, Executive agrees to keep confidential and not disclose or make accessible to any other person or use for any other purpose other than in connection with the fulfillment of his duties under this Agreement, any Confidential and Proprietary Information (as defined below) owned by, or received by or on behalf of, the Company or any of its affiliates. “Confidential and Proprietary Information” shall include, but shall not be limited to, confidential or proprietary scientific or technical information, data, formulas and related concepts, business plans (both current and under development), client lists, promotion and marketing programs, trade secrets, or any other confidential or proprietary business information relating to development programs, costs, revenues, marketing, investments, sales activities, promotions, credit and financial data, manufacturing processes, financing methods, plans or the business and affairs of the Company or of any affiliate or client of the Company. Executive expressly acknowledges the trade secret status of the Confidential and Proprietary Information and that the Confidential and Proprietary Information may constitute a protectable business interest of the Company. Executive agrees not to:

(i) use any such Confidential and Proprietary Information for personal use or for others; and

(ii) permanently remove any Company material or reproductions (including but not limited to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) thereof from the Company’s offices at any time during his employment by the Company, except as required in the execution of Executive’s duties to the Company; provided, however, that Executive shall not be prevented from using or disclosing any Confidential and Proprietary Information:

A. that Executive can demonstrate was known to him prior to March 21, 2013;

B. that is now, or becomes in the future, available to persons who are not required, by contract or otherwise, to treat such information as confidential unless such persons acquired the Confidential and Proprietary Information through acts or omissions of Executive; or

C. that Executive is compelled to disclose pursuant to the order of a court or other governmental or legal body having jurisdiction over such matter, provided that (1) Executive shall use his reasonable best efforts to give Company sufficient advance written notice of such required disclosure to permit it to seek a protective order or other similar order with respect to such Confidential and Proprietary Information, and (2) thereafter Executive shall disclose only the minimum Confidential and Proprietary Information required to be disclosed in order to fully and truthfully comply, whether or not a protective order or other similar order is obtained by the Company. The Confidential and Proprietary Information that is disclosed pursuant to this paragraph shall remain Confidential and Proprietary Information for all other purposes.

(b) Executive agrees to immediately return to the Company all Company material and reproductions thereof (including but not limited, to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) in his possession upon request and in any event immediately upon termination of employment.

(c) Except with prior written authorization by the Company, Executive agrees not to disclose or publish any of the Confidential and Proprietary Information, or any confidential, scientific, technical or business information of any other party to whom the Company or any of its affiliates owes a legal duty of confidence, at any time during or after his employment with the Company.

(d) Executive agrees that all inventions, discoveries, improvements and patentable or copyrightable works, relating to the Company’s business (“Inventions”) initiated, conceived or made by him, either alone or in conjunction with others, during the Term shall be the sole property of the Company to the maximum extent permitted by applicable law and, to the extent permitted by law, shall be “works made for hire” as that term is defined in the United States Copyright Act (17 U.S.C.A., Section 101). The Company shall be the sole owner of all patents, copyrights, trade secret rights, and other intellectual property or other rights in connection therewith. Executive hereby assigns to the Company all right, title and interest he may have or acquire in all such Inventions; provided, however, that the Board may in its sole discretion agree to waive the Company’s rights pursuant to this Section 6(d) with respect to any Invention that is not directly or indirectly related to the Company’s business. Executive further agrees to assist the Company in every proper way (but at the Company’s expense) to obtain and from time to time enforce patents, copyrights or other rights on such Inventions in any and all countries, and to that end Executive will execute all documents necessary:

(i) to apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and

(ii) to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection.

(e) Executive acknowledges that while performing the services under this Agreement the Executive or other employees, agents or advisors of the Company or its affiliates in the course of their services on behalf of the Company, may locate, identify and/or evaluate molecules, compounds, products and product candidates having commercial potential in the specific segments of the pharmaceutical or biotechnology research and development industries in which the Company is then operating (the “Corporate Opportunities”). Executive understands, acknowledges and agrees that the Executive shall not pursue any such Corporate Opportunity for himself or for others unless on behalf of the Company or unless such Corporate Opportunity is first offered to the Company and the Board rejects such Corporate Opportunity. Notwithstanding the foregoing, nothing in this Agreement shall be construed as a limitation of Executive’s fiduciary duties as an officer and director of the Company.

(f) The provisions of this Section 6 shall survive any termination of this Agreement.

7. Non-Solicitation; Non-Disparagement.

(a) During the Term and for a period of 12 months thereafter, Executive shall not, directly or indirectly, without the prior written consent of the Company engage in any Prohibited Solicitation. For purposes of this Agreement, a “Prohibited Solicitation” shall mean the Executive’s (a) directly or indirectly hiring, contacting, inducing or soliciting (or assisting any person to hire, contact, induce or solicit) for employment any person who is, or within six (6) months prior to the date of such hiring, contacting, inducing or soliciting was, an employee of the Company or any of its Affiliates, or (b) directly or indirectly inducing or soliciting (or assisting any person to induce or solicit) any customer, client or vendor of, or other person having a material business relationship with, the Company or any of its Affiliates to terminate its relationship or otherwise cease doing business in whole or in part with the Company or any of its Affiliates, or directly or indirectly interfering with (or assist any person to interfere with) any relationship between the Company or any of its Affiliates and any of their respective customers, clients, vendors or any third party with whom the Company has a material business relationship. Notwithstanding the foregoing, the prohibition on hiring any person described in the immediately preceding sentence shall apply during the Term and shall continue for a period of six (6) months and be limited to a person who is, or within the three (3) months prior to the date of such hiring was, an employee of the Company or any of its Affiliates. Moreover, there shall be no prohibition on Executive’s hiring any person who was terminated or otherwise laid off by the Company.

(b) Executive and the Company mutually agree that both during the Term and at all times thereafter, neither party shall directly or indirectly make or encourage any other individual to make any public or private comments, orally or in written form (including, without limitation by e-mail or other electronic transmission), whether or not true, that would “disparage” the other party and in the case of the Company, any of its officers, directors, managers, or significant stockholders. “Disparaging” statements are those which impugn the character, capabilities, reputation or integrity of the aforesaid individuals or entity or which accuse the aforesaid individuals or entity of acting in violation of any law or governmental regulation or of condoning any such action, or otherwise acting in an unprofessional, dishonest, disreputable, improper, incompetent or negligent manner, but shall not include truthful statements required by due legal process. Notwithstanding the foregoing, nothing in this Agreement shall preclude the parties hereto or their successors from making truthful statements in the proper performance of their jobs or that are required by applicable law, regulation or legal process, and the parties shall not violate this provision in making truthful statements in response to disparaging statements made by the other party.

(c) In the event that either party materially breaches any provisions of Section 6 or this Section 7, then, in addition to any other rights that the either party may have, either party shall be entitled to seek injunctive relief to enforce the restrictions contained in such Sections, which injunctive relief shall be in addition to any other rights or remedies available under the law or in equity.

(d) The right and remedy enumerated in Section 7(c) shall be independent of and shall be in addition to and not in lieu of any other rights and remedies available at law or in equity. If any of the covenants contained in this Section 7, or any part of any of them, is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants or rights or remedies which shall be given full effect without regard to the invalid portions. If any of the covenants contained in this Section 7 are held to be invalid or unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and in its reduced form such provision shall then be enforceable. No such holding of invalidity or unenforceability in one jurisdiction shall bar or in any way affect a party’s right to the relief provided in this Section 7 or otherwise in the courts of any other state or jurisdiction within the geographical scope of such covenants as to breaches of such covenants in such other respective states or jurisdictions, such covenants being, for this purpose, severable into diverse and independent covenants.

(e) In the event that an actual proceeding is brought in equity to enforce the provisions of Section 6 or this Section 7, Executive shall not urge as a defense that there is an adequate remedy at law nor shall the Company be prevented from seeking any other remedies that may be available. Executive agrees that he shall not raise in any proceeding brought to enforce the provisions of Section 6 or this Section 7 that the covenants contained in such Sections limit his ability to earn a living.

(f) The provisions of this Section 7 shall survive any termination of this Agreement, provided that the Company has not breached its obligations under this Agreement.

8. Representations and Warranties. The parties hereby represent and warrant to the other as follows:

(a) Neither the execution or delivery of this Agreement nor the performance by Executive of his duties and other obligations hereunder violate or will violate any statute or law or conflict with or constitute a default or breach of any covenant or obligation, including without limitation any non-competition restrictions, under any prior employment agreement, contract, or other instrument to which Executive is a party or by which he is bound (whether immediately, upon the giving of notice or lapse of time or both).

(b) Executive and Company each have the full right, power and legal capacity to enter and deliver this Agreement and to perform their respective duties and other obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of each party enforceable against the other in accordance with its terms. No approvals or consents of any person or entities are required for either party to execute and deliver this Agreement or perform his duties and other obligations hereunder.

(c) Executive represents and warrants to the Company that he has not brought and shall not bring with him to the Company, or use in the performance of his responsibilities for the Company, any materials or documents of a former employer which are not generally available to the public or which did not belong to you prior to your employment with the Company, unless you have obtained written authorization from the former employer or other owner for their possession and use and provided the Company with a copy thereof.

9. Termination. Either party may terminate this Agreement and Executive’s employment at any time for any reason or no reason at all upon written notice to the other; provided, however, that the Executive shall be entitled to receive severance from the Company in the event of a termination as described in Section 10 below upon a termination by the Company without Cause, by the Executive for Good Reason or upon a Transfer of Control, each as defined in Section 10.

10. Payments Upon Termination; Severance.

(a) In the event that Executive’s employment is terminated by the Company without Cause, or by Executive for Good Reason, then the Company shall:

(i) immediately pay in a lump sum Executive’s earned and accrued Base Salary, accrued but unused vacation, and any earned but unpaid Performance Bonus through the date of termination, at the rate in effect at the time of termination and reimburse Executive for any unreimbursed business expenses incurred prior to the date of termination;

(ii) (1) provide Executive with a lump sum severance payment equal to six (6) months of Base Salary; and (2) commencing on the date that is six (6) months following the termination date, continue to pay Executive’s Base Salary at the rate in effect at the time of termination (without regard to any reduction in Base Salary that served as the basis for a resignation for Good Reason) for a period of six (6) months (the “Severance Period”) in accordance with the Company’s ordinary payroll practice, or, at the Company’s sole discretion, pay such amount to Executive in a single lump sum payment;

(iii) pay the executive a Performance Bonus in an amount equal to the greater of (1) the target bonus for the applicable calendar year; and (2) the average of the Performance Bonus received by Executive for the three years immediately preceding termination.

(iv) provided that the Executive makes a timely election to continue coverage, pay directly to the insurance provider the premium for COBRA continuation coverage for the Executive and the Executive’s dependents, less the amount payable by an active employee for such coverage, during the Severance Period or until he becomes eligible for health insurance through new employment, whichever comes first (the benefits described in Sections 10(a)(ii), (iii) and (iv) are collectively referred to as the “Severance Benefits”); and

(v) the vesting applicable to all unvested Initial Options and other equity incentive awards granted during the Term (collectively, the “Equity Awards”) shall cease immediately and the Executive shall have a period of 90 days to exercise any and all vested Equity Awards, after which time all Equity Awards shall expire; provided, however, that no such Equity Award shall be exercisable after the expiration of its maximum term pursuant to the terms thereof.

(b) In the event that Executive’s employment is terminated by the Company for Cause, or by Executive other than for Good Reason, then:

(i) the Company shall immediately pay in a lump sum Executive’s earned and accrued Base Salary, accrued but unused vacation, and any earned but unpaid Performance Bonus through the date of termination, at the rate in effect at the time of termination and reimburse Executive for any unreimbursed business expenses incurred prior to the date of termination;

(ii) the Company shall pay Executive’s earned and accrued Base Salary through the date of termination, at the rate in effect at the time of termination;

(iii) Executive shall not be entitled to receive any Severance Benefits; and

(iv) the vesting applicable to all unvested Equity Awards shall cease immediately and the Executive shall have a period of 90 days to exercise any and all vested Equity Awards, after which time all Equity Awards shall expire; provided, however, that no such Equity Award shall be exercisable after the expiration of its maximum term pursuant to the terms thereof.

(c) If, at any time during the twelve (12) months following a Transfer of Control, Executive’s employment is terminated by such successor corporation without Cause or by Executive for Good Reason, then:

(i) the Company shall immediately pay in a lump sum Executive’s earned and accrued Base Salary, accrued but unused vacation, and any earned but unpaid Performance Bonus through the date of termination, at the rate in effect at the time of termination and reimburse Executive for any unreimbursed business expenses incurred prior to the date of termination;

(ii) Executive shall be entitled to receive the Severance Benefits; provided, however, that if the Company is a publicly reporting company at the time of the Transfer of Control then the Severance Period shall be for a period of eighteen (18) months from the date of termination; and

(iii) all unvested Equity Awards shall immediately vest in full and remain exercisable, if applicable, for a period of 90 days following the date of such termination; provided, however, that no such Equity Award shall be exercisable after the expiration of its maximum term. In order to give effect to the foregoing provision, notwithstanding anything to the contrary set forth in the Executive’s option agreements regarding immediate forfeiture of unvested shares upon termination of service or the duration of post-termination of service exercise periods, following any termination of the Executive’s employment, none of Executive’s Equity Awards shall terminate with respect to any vested or unvested portion subject to such Equity Awards before 90 days following such termination.

(d) The Company and Executive agree that if the Board approves a decision to liquidate, dissolve or terminate the business or operations of the Company (other than in connection with the sale of the assets or merger of the Company) (a “Liquidation”), Executive will immediately resign from all currently held employment, officer and director positions. Immediately upon any such resignation, Executive will be fully relieved of all duties and responsibilities as an employee, officer and director of the Company, and consistent therewith, the Company understands and agrees that Executive will not be required to oversee, participate or assist in any way in the Company’s subsequent Liquidation. Executive’s resignation under these circumstances will be deemed voluntary, in good faith and for the benefit of the Company. Notwithstanding anything herein to the contrary, the Company shall not be required to pay Executive any Severance Benefits in the event of a Liquidation.

(e) This Section 10 sets forth the only severance obligations of the Company with respect to the termination of Executive’s employment with the Company, and Executive acknowledges that, upon the termination of his employment, he shall not be entitled to any payments or benefits which are not explicitly provided in Section 10. Further, notwithstanding anything to the contrary contained herein, the Company shall have no obligation to pay, and Executive shall have no obligation to receive, any of the Severance Benefits provided for in this Section 10 (the “Payments”) following termination of Executive’s employment unless Executive executes in no event later than 45 days following Executive’s termination (the “Release Deadline”) a separate agreement (the “Release Agreement”) releasing the Company from any and all liability in connection with the termination of Executive’s employment; provided, however, that the failure to execute the Release Agreement shall not relieve the Company of its obligation to pay to Executive, and Executive shall be entitled to receive immediately upon termination in a lump sum, the amount of any earned and/or accrued but unpaid Base Salary, earned but unpaid Performance Bonus and accrued but unused vacation through the date of termination and reimbursement of unreimbursed business expenses incurred prior to the date of termination. Other than with respect to the immediately preceding sentence, the Company will make the Payments in accordance with its regular payroll schedule; provided, however, that no Payments will be paid prior to the Release Deadline. If the Company determines that the Payments constitute “deferred compensation” under Section 409A (as defined in Section 11), and Executive’s Separation from Service (as defined in Section 11) occurs at a time during the calendar year when the Release Agreement could be executed in the calendar year following the calendar year in which Executive’s Separation from Service occurs, then regardless of when the Release is returned to the Company, the Release will not be deemed executed any earlier than the Release Deadline. Notwithstanding any other payment schedule set forth in this Agreement, none of the Payments will be paid or otherwise delivered prior to the execution of the Release Agreement. Except to the extent that Payments may be delayed until the Specified Employee Initial Payment Date pursuant to Section 11, on the first regular payroll pay day following the execution of the Release, the Company will pay Executive the Payments Executive would otherwise have received under the Agreement on or prior to such date but for the delay in Payments related to the execution of the Release, with the balance of the Payments being paid as originally scheduled.

(f) Unless otherwise agreed to by Executive and the Board, upon termination of Executive’s employment hereunder for any reason, Executive shall be deemed to have resigned as director of the Company, effective as of the date of such termination.

(g) The Company shall withhold all applicable federal, state and local taxes and social security and such other amounts as may be required by law from all amounts payable to the Executive under this Section 10.

(h) The provisions of this Section 10 shall survive any termination of this Agreement.

(i) For purposes of this Agreement, “Cause” shall include any of the following:

(i) Executive’s willful failure to perform the material duties and obligations hereunder, or willful misconduct by Executive in respect of such duties or obligations, including, without limitation, willful failure, disregard or refusal by Executive to abide by specific, objective and lawful directions received by him in writing constituting an action of the Board, which willful failure, disregard or refusal is not cured by Executive within 30 days following written notice from the Company.

(ii) any willful, intentional or grossly negligent act by Executive having the reasonably foreseeable effect of actually and substantially injuring, whether financial or otherwise, the business or reputation of the Company;

(iii) Executive’s indictment of any felony;

(iv) Executive being convicted of a misdemeanor involving moral turpitude that causes, or could reasonably be expected to cause, substantial harm to business or reputation of the Company;

(v) conduct by Executive that constitutes unlawful harassment prohibited by law (including, without limitation, age, sex or race discrimination) as determined by the Company, after a reasonable and good-faith investigation by the Company following a written allegation by another employee of the Company, ; provided, however, that Cause shall not exist under this clause (v) unless the Company gives written notice to Executive where such notice describes with particularity the alleged act(s) at issue and has given Executive a reasonable and good faith opportunity to be heard at a meeting of the Board with or without counsel, and the Board provides Executive with a summary of its findings;

(vi) any conduct on the part of the Executive that constitutes a breach of his fiduciary duties to the Company as determined by the Board;

(vii) any misappropriation or embezzlement of the property of the Company or its affiliates (whether or not a misdemeanor or felony) by Executive; and

(viii) a material breach by the Executive of this Agreement.

(j) For purposes of this Agreement, “Good Reason” shall mean:

(i) any material diminution by the Company of Executive’s title, duties, authority or compensation hereunder, other than (1) as a proportional reduction,

consistent with the reductions in the salaries of all other executive officers of the Company at the level of Vice President and above as part of an overall reduction in salaries of executive officers of the Company, and will only be so reduced during such time as all such other executive officer salaries remain so reduced or (2) in connection with a Liquidation; or

(ii) a material breach by the Company of this Agreement;

(iii) any requirement that Executive relocate his primary residence; or

(iv) this Agreement is not assumed in full in writing by any successor to the Company on or prior to the closing of such succession, including any acquiror of all or substantially all of the assets of the Company, to whom this Agreement is not automatically assigned in full by operation of law upon such succession.

Notwithstanding the foregoing, should the Executive wish to terminate this Agreement for Good Reason, he must provide the Company with written notice of such Good Reason within 30 days of the occurrence of such event and reasonably cooperate with the Company in remedying the condition causing Good Reason for a period of not more than 60 days (the “Cure Period”). If, following the Cure Period, the condition causing Good Reason remains uncured, then the Executive may terminate this Agreement upon written notice to the Company within 30 days following the Cure Period.

(k) For purposes of this Agreement, “Transfer of Control” shall have the meaning set forth in the Plan.

11. Certain Tax Provisions.

(a) Section 409A. Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Agreement (the “Severance Benefits”) that constitute “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”) shall not commence in connection with Executive’s termination of employment unless and until Executive has also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h) (“Separation From Service”), unless the Company reasonably determines that such amounts may be provided to Executive without causing Executive to incur the additional 20% tax under Section 409A. If Executive is, upon the separation from service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Severance Benefit payments shall be delayed until the earlier to occur of: (i) the date that is six months and one day after Executive’s Separation From Service, or (ii) the date of Executive’s death (such applicable date, the “Specified Employee Initial Payment Date”), the Company (or the successor entity thereto, as applicable) shall pay to Executive a lump sum amount equal to the sum of the Severance Benefit payments that Executive would otherwise have received through the Specified Employee Initial Payment Date if the payment of the Severance Benefits had not been so delayed pursuant to this Section.

(b) Section 280G.

(i) Until the date that is 48 months from the Effective Date of this Agreement, notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its affiliates to the Executive or for the Executive’s benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G (as may be amended or replaced) of the Internal Revenue Code of 1986, as amended (the “Code”) and will be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any interest or penalties with respect to such excise tax (collectively, the “Excise Tax”), then the Company shall pay to the Executive, no later than the time the Excise Tax is required to be paid by the Executive or withheld by the Company, an additional amount (the “Gross-up Payment”) equal to the sum of the Excise Tax payable by the Executive, plus the amount necessary to put the Executive in the same after-tax position (taking into account any and all applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax and any income and employment taxes imposed on the Gross-up Payment)) that he would have been in if the Executive had not incurred any tax liability under Section 4999 of the Code.

(ii) In light of the uncertainty in applying Section 4999 of the Code, if it is subsequently determined that the Gross-up Payment is not sufficient to put the Executive in the same after-tax position (taking into account any and all applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax and such taxes imposed on the Gross-up Payment)) that he would have been in if the Executive had not incurred the Excise Tax, then the Company shall promptly pay to or for the benefit of the Executive such additional amounts necessary to put the Executive in the same after-tax position that he would have been in if the Excise Tax had not been imposed. In the event that a written ruling of the Internal Revenue Service (IRS) is obtained by or on behalf of the Company or the Executive, which provides that the Executive is not required to pay, or is entitled to a refund with respect to, all or a portion of the Excise Tax, then the Executive shall reimburse the Company in an amount equal to the Gross-up Payment, less any amounts which remain payable by or are not refunded to the Executive, within 15 days of the date of the IRS determination or the date the Executive receives the refund, as applicable. The Executive and the Company shall reasonably cooperate with each other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for the Excise Tax.

(iii) Following the date that is 48 months from the date of this Agreement, any Parachute Payments to be made to Executive hereunder shall be payable either (1) in full or (2) as to such lesser amount which would result in no portion of such Payments being subject to excise tax under Section 4999 of the Code; whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in Executive’s receipt on an after-tax basis, of the greatest amount of economic benefits under this Agreement, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. If a reduction in Parachute

Payments is necessary so that no portion of the Parachute Payments is subject to the Excise Tax, reduction shall occur in the manner that results in the greatest economic benefit to Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata. If this Section 11(b)(iii) is applied to reduce an amount payable to Executive, and the IRS successfully asserts that, despite the reduction, Executive has nonetheless received payments that are in excess of the maximum amount that could have been paid to him without being subjected to any Excise Tax, then, unless it would be unlawful for the Company to make such a loan or similar extension of credit to Executive, Executive may repay such excess amount to the Company though such amount constitutes a loan to Executive made at the date of payment of such excess amount, bearing interest at 120% of the applicable federal rate (as determined under section 1274(d) of the Code in respect of such loan).

(iv) The independent registered public accounting firm engaged by the Company for general audit purposes as of the day prior to the date of the event triggering a Parachute Payment (the “Triggering Event”) shall make all determinations required to be made under this Section 11(b). The Company shall bear all expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder.

(v) The independent registered public accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within 30 calendar days after the Triggering Date (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive. If the independent registered public accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and Executive with a written opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive.

12. Miscellaneous.

(a) This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, without giving effect to its principles of conflicts of laws.

(b) Executive will be subject to such indemnification as is provided under the Company’s Bylaws and that certain Indemnification Agreement entered into by and among the Company and the Executive dated March 21, 2013 as amended September 20, 2013 (the “Indemnification Agreement”), and under director and officer liability insurance provided by the Company.

(c) This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, legal representatives, successors and assigns.

(d) This Agreement, and Executive’s rights and obligations hereunder, may not be assigned by Executive. The Company may assign its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its business or assets provided the assignee entity which succeeds to the Company expressly assumes the Company’s obligations hereunder and complies with the terms of this Agreement.

(e) This Agreement cannot be amended orally, or by any course of conduct or dealing, but only by a written agreement signed by the parties hereto.

(f) The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and such terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

(g) All notices, requests, consents and other communications, required or permitted to be given hereunder, shall be in writing and shall be delivered personally or by an overnight courier service or sent by registered or certified mail, postage prepaid, return receipt requested, to the parties at the addresses set forth on the first page of this Agreement, and shall be deemed given when so delivered personally or by overnight courier, or, if mailed, five (5) days after the date of deposit in the United States mails. Either party may designate another address, for receipt of notices hereunder by giving notice to the other party in accordance with this clause (h).

(h) This Agreement, the Indemnification Agreement and that certain letter agreement between the Company and Executive dated March 21, 2013, pursuant to which Executive was appointed as Chairman of the Board ,set forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

(i) As used in this Agreement, “affiliate” of a specified Person shall mean and include any Person controlling, controlled by or under common control with the specified Person.

(j) The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(k) This Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

AERIE PHARMACEUTICALS, INC.

By:	/s/ Thomas Mitro
Name:	Thomas Mitro
Title:	President and Chief Operating Officer

EXECUTIVE

By:	/s/ Vicente Anido, Jr., Ph.D.
Name:	Vicente Anido, Jr., Ph.D.
Date:	9/20/13

SCHEDULE A

Depomed, Inc.	Director
QLT Inc.	Director
NicOx Inc.	Director